Exhibit 99.(k)(5)(ii)

AMENDED & RESTATED

EXHIBIT A

to the Expense Limitation Agreement between

ABRDN GLOBAL PREMIER PROPERTIES FUND

(formerly, ABERDEEN GLOBAL PREMIER PROPERTIES FUND) and

ABRDN INVESTMENTS LIMITED

(formerly, ABERDEEN ASSET MANAGERS LIMITED)

Fund	Operating Expense Limit	Expiration Date
abrdn Global Premier Properties Fund	1.40%	June 30, 2026*

*Approved by the Board of Trustees of the Fund at a meeting held on September 11, 2024.

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Exhibit A to be signed by their respective officers thereunto duly authorized, as of November 15, 2024.

abrdn Global Premier Properties Fund	abrdn Investments Limited

/s/ Katherine Corey	/s/ Jan Buchan
Name: Katherine Corey	Name: Jan Buchan
Title: Vice President	Title: Authorised Signatory